Exhibit 3.53

State of New York }
ss:
Department of State }

I hereby certify that the annexed copy has been compared with the original document filed by the Department of State and the same is a true copy of said original.

Witness my hand and seal of the Department of State on JANUARY 20, 2004

/s/ [ILLEGIBLE]
[SEAL]
Secretary of State

DOS-200 (Rev. 03/02)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

EAST WEST ADVERTISING, INC.

Under Section 805 of the
Business Corporation Law

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned Vice President and Secretary, hereby certify:

FIRST:                                   The name of the corporation is East West Advertising, Inc.

SECOND:                    That the Certificate of Incorporation of the corporation was filed by the Department of State, Albany, New York, on the 28th day of June, 1971.

THIRD:                               That the amendment to the certificate of Incorporation effected by this Certificate is as follows:

Article FIRST of the Certificate of Incorporation is hereby amended to read as follows:

“FIRST:                             The name of the corporation is INSIDE JOB, INC.”

FOURTH:                   That the amendment of the Certificate of Incorporation was authorized by the unanimous written consent of the holders of all outstanding shares entitled to vote on an amendment to the Certificate of Incorporation, subsequent to the unanimous approval of the Board of Directors.

IN WITNESS WHEREOF, this Certificate has been signed this day of August, 1996.

EAST WEST ADVERTISING, INC.

By	/s/ Fred Wistow
Fred Wistow
Vice-President

/s/ Marie N. White
Marie N. White
Assistant Secretary

State of New York	)
	)	ss:
County of New York	)

Fred Wistow and Marie N. White being duly severally sworn, depose and say that they are the Vice-President and Assistant Secretary, respectively, of the corporation mentioned and described in the foregoing instrument; that they have read and signed the same and that the statements contained therein are true.

/s/ Fred Wistow
Fred Wistow

/s/ Marie N. White
Marie N. White
Sworn to before me this

26th day of August, 1996.	/s/ Veronica A. Howell
Notary

VERONICA A. HOWELL
Notary Public State of New York
No. 01H05048321 Qualified in Queens County
Certified Filed in New York County
Commission Expires 8/21/97

1

State of New York }
ss:
Department of State }

I hereby certify that the annexed copy has been compared with the original document filed by the Department of State and that the same is a true copy of said original.

Witness my hand and seal of the department of State on JANUARY 21, 2004

/s/ [ILLEGIBLE]
[SEAL]
Secretary of State

DOS-200 (Rev. 03/02)

CERTIFICATE OF INCORPORATION

OF

EAST WEST ADVERTISING, INC.

Under Section 402 of the Business Corporation Law

The undersigned, being a natural person of at least 21 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST:                                   The name of the corporation is EAST WEST ADVERTISING, INC.

SECOND:                    The corporation is formed for the following purpose or purposes:

To design, create, prepare, make, edit, sell, license the use of, market, syndicate, furnish, grant options in respect of, negotiate for, copyright, and generally deal in and with, as principal, agent, factor, representative, broker or otherwise, advertising matter, news, articles, features, stories, columns, pages, fashion designs, drawings, cartoons, sketches, paintings, and other items of interest to the public generally for publication, reproduction, and distribution in newspapers, magazines, brochures, pamphlets, posters, or any other form of media, including broadcasting and transmission by radio and television and to do everything necessary, useful, and convenient in furtherance thereof.

To purchase, lease, or otherwise acquire, and to own and hold, and to sell, exchange, distribute, lease, mortgage, or otherwise dispose of, and in any manner to deal in newspapers, magazines, books, periodicals, publications, circulars, and all kinds of printed, lithographed, and engraved matter and materials, and radio and television facilities, properties, and plants.

To maintain and conduct a service of services, or bureau or bureaus, for the collection, transmission, distribution, licensing, sale, and disposal of news, items of general interest, advertising, radio-broadcasted, televised, and printed matter of any kind and nature; to act as a news and advertising representative or agent for newspapers and other publications, and for persons, firms, and corporations in all fields, and to solicit, contract for and buy, license, sell, lease, or otherwise acquire or dispose of or deal in advertising and news space and all others forms of media, and to make contracts and conduct operations of every kind or nature with reference thereto.

To carry on the business of public relations, publicity, and advertising counsel and, to the extent permitted by law, to promote, foster, and encourage, by the preparation and distribution of signs, displays, directories, radio broadcasts, telecasts, motion and still pictures, literature, newspapers, pamphlets, magazines, periodicals, tokens and otherwise, the business, welfare, well-being, and advancement of corporations, partnerships, associations, and individuals, and other clients; to create and maintain agencies for concerted action upon all matters affecting the welfare and betterment of corporations, partnerships, associations, and individuals, and other clients; and to mold public opinion, and to promote, foster, and encourage the interests of corporations, partnerships, associations, and individuals, and other clients among civilized peoples everywhere; and to compile, distribute, and disseminate information in furtherance thereof.

To obtain, engage, employ, supervise, advertise, publish, furnish, provide, book, license the use of, negotiate, enter into, execute, and acquire, hold, assign, and transfer contracts options, and rights for and in respect of, and otherwise generally promote, direct, and deal in and with, as principal and agent, the services, talents, performances, renditions, works compositions, recordings, transcriptions, broadcasts, telecasts, and other professional output of any and all kinds of lecturers, television and radio experts and writers, educators, singers, musicians, actors, actresses, dancers, performers, entertainers, composers, lyricists, arrangers, dramatists, playwrights, artists, scenarists, authors, coaches, commentators, directors, producers, managers, technicians, and other personnel necessary or useful in all branches of television, radio, and related fields, education, self-improvement, opera, music, drama, ballet, the theatre, motion pictures, radio, television, and any fields of entertainment.

To acquire and hold, sell, assign, and transfer copyrights, rights of presentation, licenses, and privileges, lectures, publications, motion pictures, recordings, broadcasts, telecasts, books, stories, scenarios, articles, plays, and operas, and rights of any other sort used or useful in connection with the business or objects of the corporation.

To manage or administer as agent and/or expediter the whole or any part of the business or property of any corporation, firm, or person carrying on any authorized business, and to sell or dispose of, receive and make disbursements for, or arrange for the management or administration of, by any agent, the whole or any part of the corporation’s business or property.

To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise; invent manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings and other works and any interest or right therein; to take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a)                                  inventions, devices, formulae, processes and any improvements and modifications thereof;

(b)                                 letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

(c)                                  franchises, licenses, grants and concessions.

To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

THIRD:                               The office of the corporation is to be located in the City of New York, County of New York, State of New York.

FOURTH:                   The aggregate number of shares which the corporation shall have authority to issue is two hundred, all of which are without par value, and all of which are of the same class.

FIFTH:                                  The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o Norman K. Samnick, Esq., 10 Rockefeller Plaza, New York, New York 10020.

SIXTH:                                The duration of the corporation is to be perpetual.

SEVENTH:              No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.  Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of section 622 of the Business Corporation Law.

EIGHTH:                        Except as may otherwise be specifically provided in this certificate of incorporation, no provision of this certificate of incorporation is intended by the corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

Subscribed and affirmed by me as true under the penalties of perjury on July 27, 1971.

/s/ Frances A. Wrigley
Frances A. Wrigley, Incorporator
521 Fifth Avenue
New York, New York 10017

State of New York }
ss:
Department of State }

I hereby certify that the annexed copy has been compared with the original document filed by the Department of State and that the same is a true copy of said original.

Witness my hand and seal of the Department of State on JANUARY 20, 2004

/s/ [ILLEGIBLE]
[SEAL]
Secretary of State

DOS-200 (Rev. 03/02)

JANICE CANNON

PRINT OR TYPE NAME OF SIGNER		/s/ Janice Cannon

SIGNATURE
ASSISTANT SECRETARY

PRINT OR TYPE [ILLEGIBLE]

STATE OF NEW YORK
DEPARTMENT OF STATE

AUG 04 2003

MAKE NO MARKS BELOW [ILLEGIBLE]

FILED
BY:	[ILLEGIBLE]